Filed pursuant to 424(b)(3)
Registration No. 333-139504

SUPPLEMENT NO. 3

DATED JANUARY 29, 2009

TO THE PROSPECTUS DATED JANUARY 7, 2009

OF INLAND AMERICAN REAL ESTATE TRUST, INC.

This Supplement No. 3 supplements our prospectus dated January 7, 2009, as previously supplemented by Supplement No. 1 dated January 7, 2009 and Supplement No. 2 dated January 23, 2009.  You should read this Supplement No. 3 together with our prospectus dated January 7, 2009, as supplemented to date.  This supplement updates, modifies or supersedes certain information contained in the prospectus sections captioned “Prospectus Summary,” and “Plan of Distribution” as described below. Unless otherwise defined in this Supplement No. 3, capitalized terms used in this Supplement No. 3 have the same meanings as set forth in the prospectus.

Prospectus Summary

Distribution Policy

The following discussion updates the discussion contained in our prospectus under the heading “Prospectus Summary – Distribution Policy,” which begins on page 17 of the prospectus, as supplemented by supplements no. 1 and no. 2.

For the year ended December 31, 2008, we paid distributions of approximately $405.9 million.  For income tax purposes only, approximately 51.9% of the distribution paid in 2008 will be treated as ordinary income and approximately 48.1% will be treated as a return of capital.  For the year ended December 31, 2007, we paid distributions of approximately $222.7 million. For income tax purposes only, approximately 54.7% of the distribution paid in 2007 was treated as ordinary income, approximately 36.7% will be treated as a return of capital and approximately 8.6% was treated as a distribution of capital gain. The following table denotes the allocation of the monthly distribution paid in 2008 for income tax purposes only.  All amounts are stated in dollars per share.

		Total	Ordinary		Nontaxable
Record Date	Payment Date	Distribution	Dividends	Capital Gains	Dividends

12/31/2007	1/11/2008	$0.051667	$0.02683747	$0.000000	$0.02482920
1/31/2008	2/12/2008	$0.051667	$0.02683747	$0.000000	$0.02482920
2/29/2008	3/12/2008	$0.051667	$0.02683747	$0.000000	$0.02482920
3/31/2008	4/11/2008	$0.051667	$0.02683747	$0.000000	$0.02482920
4/30/2008	5/12/2008	$0.051667	$0.02683747	$0.000000	$0.02482920
5/31/2008	6/12/2008	$0.051667	$0.02683747	$0.000000	$0.02482920
6/30/2008	7/11/2008	$0.051667	$0.02683747	$0.000000	$0.02482920
7/31/2008	8/12/2008	$0.051667	$0.02683747	$0.000000	$0.02482920
8/31/2008	9/12/2008	$0.051667	$0.02683747	$0.000000	$0.02482920
9/30/2008	10/13/2008	$0.051667	$0.02683747	$0.000000	$0.02482920
10/31/2008	11/12/2008	$0.051667	$0.02683747	$0.000000	$0.02482920
11/30/2008	12/12/2008	$0.051667	$0.02683747	$0.000000	$0.02482920
		$0.620000	$0.32204964	$0.000000	$0.29795036

Plan of Distribution

The following information updates the table included at the end of the “Plan of Distribution” section of our prospectus, as supplemented by supplement no. 1, on page 139.

The following table provides information regarding shares sold in both our initial offering and our current follow-on offering as of January 27, 2009.

	Shares	Gross Proceeds ($) (1)	Commissions and Fees ($) (2)	Net Proceeds ($) (3)

From our Sponsor:	20,000	200,000	-	200,000

Shares sold in the initial offering:	469,598,762	4,695,987,620	493,078,705	4,202,908,915

Shares sold in the follow-on offering:	302,431,842	3,024,318,420	317,553,434	2,706,764,986

Shares sold pursuant to our distribution reinvestment plan in the initial offering:	9,720,991	92,349,415	-	92,349,415

Shares sold pursuant to our distribution reinvestment plan in the follow-on offering:	34,386,305	326,669,898	-	326,669,898

Shares repurchased pursuant to our share repurchase program:	(15,971,252)	(148,839,960)	-	(148,839,960)

	800,186,648	7,990,685,393	810,632,139	7,180,053,254

(1)

Gross proceeds received by us as of the date of this table for shares sold to investors pursuant to accepted subscription agreements.

(2)

Inland Securities Corporation serves as dealer manager of these offerings and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.

(3)

Number reflects net proceeds prior to paying organizational and offering expenses other than selling commissions, marketing contributions and due diligence expense allowances.

2